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As filed with the Securities and Exchange Commission on July 17, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SICOR INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	33-0176647
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

19 Hughes, Irvine, California 92618
(949) 455-4700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Marvin Samson
Chief Executive Officer and President
SICOR Inc.
19 Hughes
Irvine, California 92618
(949) 455-4700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas E. Sparks, Jr., Esq.
Pillsbury Winthrop LLP
50 Fremont Street
San Francisco, California 94105
(415) 983-1000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the Selling Stockholders.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $.01 par value	1,753,052(2)	$21.33	$37,392,599	$3,025.06

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Based upon the average of the high and low price reported on the Nasdaq National Market as of July 10, 2003

(2)
Pursuant to Rule 416 this Registration Statement also covers such indeterminate number of additional shares, if any, as shall be issuable from time to time to prevent dilution resulting from stock splits, stock dividends or similar transactions.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Subject to Completion, dated                        , 2003

The information in this prospectus is not complete and may be changed. The selling stockholders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SICOR Inc.

1,753,052 Shares

Common Stock

        This prospectus relates to the offer and sale of our common stock by the selling stockholders, identified on page 13, as follows:

  •
  1,500,000 shares of common stock we issued in connection with our purchase of all of the outstanding stock of Gatio Investments B.V., a holding company that is the sole owner of SICOR Biotech (formerly Biotechna U.A.B.), on July 25, 2001;

  •
  an aggregate of 253,052 shares of common stock we issued to Sankyo Company, Ltd. in 2003, 2002 and 2001 in exchange for an aggregate of 511,163 shares of Series A Preferred Stock of Metabasis Therapeutics, Inc.

        Our common stock is currently quoted on the Nasdaq National Market under the symbol "SCRI." On July 16, 2003 the last sale price for the common stock as reported on the Nasdaq National Market was $20.72 per share.

        For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 13. We will not receive any portion of the proceeds from the sale of these shares.

        Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 1 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003

i

RISK FACTORS

        You should carefully consider the following risks, together with all of the other information included or incorporated by reference in the Registration Statement on Form S-3 of which this prospectus forms a part. If any of the following risks occurs, our business, financial condition, operating results and prospects could be materially adversely affected. In such case, the trading price of our common stock could decline.

Risks Related to Our Company

We currently derive a large percentage of our revenue from one product, propofol. If sales of propofol decrease, our results of operations may be adversely affected.

        In 1999, we began to market the first generic formulation of propofol in the United States, which formulation remains the only generic propofol on the U.S. market. We market propofol under our exclusive marketing alliance with Baxter. Revenues attributable to the Baxter alliance accounted for 32% and 42% of our consolidated net revenues during each of the three months ended March 31, 2003 and March 31, 2002, and 37%, and 34% of our consolidated net revenues for the years ended 2002 and 2001, respectively. Included in SICOR's revenue from Baxter were sales of propofol, which accounted for 29% and 36% of our consolidated net revenues for the three months ended March 31, 2003 and 2002, respectively. We believe that sales of this product will continue to constitute a significant portion of our total revenues for the foreseeable future. Accordingly, any factor adversely affecting sales of propofol, such as the introduction by other companies of additional generic equivalents of propofol or alternative non-propofol injectable general anesthetics, may have a material adverse effect on revenues. In addition, the total market for propofol in the United States has fluctuated in recent years, and there can be no assurance that this market will not decline in the future.

If our relationship with Baxter fails to continue to benefit us, our business will be harmed.

        In March 1999, we amended our sales and distribution agreement with Baxter to grant Baxter the exclusive right to market propofol in the United States. We are responsible for supplying Baxter with substantially all of its requirements for the products it markets under our agreement, including propofol, in the United States, including the Commonwealth of Puerto Rico. Under our agreement with Baxter, we share with Baxter the gross profit from its sale of our products. We are significantly dependent on Baxter to achieve market penetration for propofol and certain other products covered by the Baxter agreement, and entered into our agreement with Baxter based on expectations of product sales, including sales of propofol, that Baxter will achieve. However, Baxter is not required to achieve any specified level of sales. In addition, pursuant to a November 2002 amendment, the agreement with Baxter terminates on January 1, 2009. If we fail to maintain our relationship with Baxter, or if our relationship with Baxter fails to generate the level of sales we expect, our revenues will not meet our expectations and our business will be negatively impacted.

In order to remain profitable and continue to grow and develop our business, we are dependent on successful development and commercialization of newly developed products. If we are unable to successfully develop or commercialize new products, our operating results will suffer.

        Our future results of operations depend, to a significant extent, on our ability to successfully develop and commercialize new generic versions of branded and off-patent pharmaceutical products in a timely manner. These new products must be continually developed, tested and manufactured and must meet regulatory standards and receive requisite regulatory approvals. Products currently in development by us may or may not receive the regulatory approvals necessary for marketing. Our future growth in the biopharmaceuticals sector is dependent on, among other things, accessible and cost effective pathways to regulatory approval of generic biologics which currently do not exist in the United States and the majority of the European countries. If any of our products, if and when acquired or developed and approved, cannot be successfully commercialized in a timely manner, our operating results could be adversely affected. Delays or unanticipated costs in any part of the process or our failure to obtain regulatory approval for our products, including failure to maintain our manufacturing facilities in compliance with all applicable regulatory requirements, could adversely affect us.

        Our overall profitability also depends on our ability to introduce, on a timely basis, new generic products for which we are either the first to market, or among the first to market, or can otherwise gain significant market share. The first generic equivalent on the market is generally able to capture a significant share of the market for that product. Our ability to achieve substantial market share is dependent upon, among other things, the timing of regulatory approval of these products and the number and timing of regulatory approvals of competing products. In as much as this timing is not within our control, we may not be able to introduce new generics on a timely basis, if at all, and we may not be able to achieve substantial market share from the sale of new products.

Future inability to obtain raw materials from suppliers could seriously affect our operations.

        While we attempt to use our own APIs when possible, we depend on third party manufacturers for bulk raw materials for many of our products. These raw materials are generally available from a limited number of sources, and many of our raw materials are available only from foreign sources. In addition, our operations use sole sources of supply for a number of raw materials used in manufacturing our products and packaging components. Any curtailment in the availability of these raw materials could result in production or other delays, and, in the case of products for which only one raw material supplier exists, could result in a material loss of sales, with consequent adverse effects on us. In addition, because regulatory authorities must generally approve raw material sources for pharmaceutical products, changes in raw material suppliers may result in production delays, higher raw material costs and loss of sales and customers. Furthermore, our arrangements with foreign raw materials suppliers are subject to, among other things, customs and other government clearances, duties and regulation by the countries of origin, in addition to the regulatory approval of the agencies responsible for certifying the API manufacturing facilities and regulating the sale of finished dosage pharmaceutical products, such as the FDA, the European Agency for the Evaluation of Medicinal Products, or EMEA, and the United Kingdom Medicines Control Agency, or MCA. Any significant interruption of our supply could have a material adverse effect on us.

Third parties may claim that we infringe their proprietary rights and may prevent us from manufacturing and selling our products.

        There has been substantial litigation in the pharmaceutical industry with respect to the manufacture, use and sale of new generic products. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. We have been required in the past, and expect to be required in the future, to defend against charges relating to the alleged infringement of patent or other proprietary rights of third parties. Litigation may:

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  require us to incur substantial expense, even if we are insured or are successful in the litigation;

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  require us to divert significant time and effort of our technical and management personnel;

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  result in the loss of our rights to develop or make certain products; or

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  require us to pay substantial monetary damages or royalties in order to license proprietary rights from third parties.

        Although patent and intellectual property disputes within the pharmaceutical industry have often been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include the long-term payment of royalties. These arrangements may be investigated by U.S. regulatory agencies and, if improper, may be invalidated. Furthermore, we cannot be certain that the required licenses would be made available to us on acceptable terms. Accordingly, an adverse finding in a judicial or administrative proceeding or a failure to obtain necessary licenses could prevent us from manufacturing and selling some of our products or increase our marketing costs.

        In addition, when seeking regulatory approval for our products, we may be required to certify to the FDA that these products do not infringe upon third party patent rights, or that such patent rights are invalid. Filing such a certification against a patent, commonly known as a Paragraph IV certification, gives the patent holder the right to bring a patent infringement lawsuit against us. Brand name pharmaceutical companies regularly institute these suits, and we expect them to continue these tactics since it is a cost-effective way to delay generic competition. A lawsuit may delay regulatory approval by the FDA until the earlier of the resolution of the claim or 30 months from the patent holder's receipt of notice of certification. A claim of infringement and the resulting delay could result in additional expenses and even prevent us from manufacturing and selling some of our products.

We depend on our ability to protect our intellectual property and proprietary rights, and we cannot be certain of their confidentiality and protection.

        Our ability to successfully market certain proprietary formulations of generic products, such as propofol, may depend, in part, on our ability to protect and defend our intellectual property rights. If we fail to protect our intellectual property adequately, competitors may manufacture and market products similar to ours. A patent covering our formulation of propofol has been issued to us, and we have filed, or expect to file, patent applications seeking to protect newly developed technologies and products in various countries, including the United States. Some patent applications in the United States are maintained in secrecy until the patent is issued. Since the publication of discoveries tends to follow their actual discovery by several months, we cannot be certain that we were the first to invent or file patent applications on any of our discoveries. We cannot be certain that patents will be issued to us with respect to any of our patent applications or that any existing or future patents that will be issued or licensed by us will provide competitive advantages for our products or will not be challenged, invalidated or circumvented by our competitors. Furthermore, our patent rights may not prevent our competitors from developing, using or commercializing products that are similar or functionally equivalent to our products.

        We also rely on trade secrets, unpatented know-how and continuing technological innovation that we seek to protect, in part, by entering into confidentiality agreements with our corporate collaborators, employees, consultants and certain contractors. We cannot assure you that these agreements will not be breached. We also cannot be certain that there will be adequate remedies available to us in the event of a breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. We cannot be assured that our trade secrets and proprietary technology will not otherwise become known or be independently discovered by our competitors or, if patents are not issued with respect to products arising from research, that we will be able to maintain the confidentiality of information relating to these products.

Failure to comply with governmental regulation could harm our business.

        We are subject to extensive, complex, costly and evolving regulation by the governments of the countries in which we operate. In the United States, that regulation is carried out by the federal government, principally the FDA, and to a lesser extent by state governmental agencies. The Federal Food, Drug and Cosmetic Act and other federal statutes and regulations govern or influence the testing, manufacturing, packing, labeling, storing, record keeping, safety, approval, advertising, promotion, sale and distribution of our products in the United States, and comparable regulations govern our operations in other countries in which we do business.

        Our facilities, manufacturing procedures and operations and the procedures we use in testing our products are also subject to regulation by the FDA and other authorities, who conduct periodic inspections to confirm that we are in compliance with all applicable regulations. In addition, the FDA conducts pre-approval and post-approval reviews and plant inspections to determine whether our systems and processes are in compliance with current Good Manufacturing Processes, or cGMP, and other FDA regulations. Following these inspections, the FDA may issue notices on Form 483, listing conditions that the FDA inspectors believe may violate cGMP or other FDA regulations, and warning letters that could cause us to modify certain activities identified during the inspection.

        Failure to comply with FDA or other U.S. governmental regulations can result in fines, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production or distribution, suspension of the FDA's review of our Abbreviated New Drug Applications, or ANDAs, or other product applications, enforcement actions, injunctions and criminal prosecution. Under certain circumstances, the FDA also has the authority to revoke previously granted drug approvals. Although we have instituted internal compliance programs, if these programs do not meet regulatory agency standards or if compliance is deemed deficient in any significant way, it could have a material adverse effect on us. Some of our vendors are subject to similar regulations and periodic inspections.

        In connection with our activities outside the United States, we are also subject to regulatory requirements governing the testing, approval, manufacturing, labeling, marketing and sale of pharmaceutical products, which requirements vary from country to country. Whether or not FDA approval has been obtained for a product, approval by comparable regulatory authorities of foreign countries must be obtained prior to marketing the product in those countries. For example, some of our foreign operations are subject to regulation by the EMEA and MCA. The approval process may be more or less rigorous from country to country, and the time required for approval may be longer or shorter than that required in the United States. No assurance can be given that clinical studies conducted outside of any country will be accepted by that particular country, and the approval of a pharmaceutical product in one country does not assure that the product will be approved in another country. In addition, regulatory agency approval of pricing is required in many countries and may be required in order to market any drug we develop in those countries.

        Under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly known as the Hatch/Waxman Act, we are required to file ANDAs for our generic products with the FDA. An ANDA does not require the extensive animal and human studies of safety and effectiveness before we can manufacture and market such products that are normally required to be included in a new drug application, or an NDA. However, there can be no assurance that any of our ANDAs will be approved, and delays in the review process or failure to obtain approval of our ANDAs could have a material adverse effect on us.

        The process for obtaining governmental approval to manufacture and market pharmaceutical products is rigorous, time-consuming and costly, and we cannot predict the extent to which we may be affected by legislative and regulatory developments. Moreover, if we obtain regulatory agency approval for a drug, it may be limited regarding the indicated uses for which the drug may be marketed which could limit our potential market for the drug. The discovery of previously unknown problems with any of our drugs could result in restrictions on the use of a drug including possible withdrawal of the drug from the market.

        It is impossible for us to predict the extent to which our operations will be affected under the regulations discussed above or any new regulations which may be adopted by regulatory agencies.

We are increasing our efforts to develop new proprietary pharmaceutical products, but we can give no assurance that any of these efforts will be commercially successful.

        Our principal business has traditionally focused on developing, manufacturing and marketing of generic equivalents of injectable pharmaceutical products first introduced by third parties. However, we have recently commenced efforts to develop new proprietary products. Expanding our focus beyond generic products and broadening our portfolio of product offerings to include proprietary product candidates may require additional internal expertise or external collaboration in areas in which we currently do not have substantial expertise, resources and personnel. We may have to enter into collaborative arrangements with other parties that may require us to relinquish rights to some of our technologies or product candidates that we would otherwise pursue independently. We cannot assure you that we will be able to acquire the necessary expertise or enter into collaborative arrangements on acceptable terms, if at all, to develop and market proprietary product candidates.

        In addition, only a small minority of all new proprietary research and development programs ultimately results in commercially successful products. It is not possible to predict whether any of our programs will succeed until it actually produces a drug that is commercially marketed for a significant period of time. As a result, we could spend a significant amount of funds and effort without material benefits.

        In order to obtain regulatory approvals for the commercial sale of proprietary product candidates, we may be required to complete extensive clinical trials in humans to demonstrate the safety and efficacy of our products. We have limited experience in conducting clinical trials in new product areas. In addition, a clinical trial may fail for a number of reasons, including:

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  failure to enroll a sufficient number of patients meeting eligibility criteria;

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  failure of the product candidate to demonstrate safety and efficacy;

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  the development of serious and possibly life threatening adverse effects including, for example, side effects caused by or connected with exposure to the product candidate; and

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  the failure of clinical investigators, trial monitors and other consultants or trial subjects to comply with the trial plan or protocol.

The current investigation by U.S. authorities into the pricing practices of companies in the pharmaceutical industry may have an adverse impact on us.

        Certain federal and state governmental agencies, including the U.S. Department of Justice and the U.S. Department of Health and Human Services, have been investigating issues surrounding pricing information reported by drug manufacturers, including us, and used in the calculation of reimbursements under the Medicaid program administered jointly by the federal government and the states and under the Medicare program. We have supplied documents in connection with these investigations and have had discussions with representatives of the federal and state governments. In addition, we are a defendant in seven purported class action or representative lawsuits brought by private plaintiffs who allege claims arising from the reporting of pricing information by drug manufacturers for the calculation of patient co-payments under the Medicare program or other insurance plans and programs. These actions are among a number of similar actions which have been filed against many pharmaceutical companies raising similar allegations, and six of the actions in which we are a defendant have been consolidated to the U.S. District Court for the District of Massachusetts. On May 13, 2003, a federal judge dismissed the allegations against us and certain other defendants in the consolidated actions, but gave the plaintiffs leave to replead. Plaintiffs have indicated that they intend to file an amended complaint that continues to name all defendants previously named. We have established a total reserve of $4.0 million, which represents our estimate of costs that will be incurred in connection with the defense of these matters. Actual costs to be incurred may vary from the amount estimated. There can be no assurance that these investigations and lawsuits will not result in changes to our pricing policies or fines, penalties or other actions that might have a material adverse effect on us.

Political and economic instability may adversely affect the revenue our foreign operations generate.

        For the three months ended March 31, 2003, 30% of our total revenues were derived from our operations outside the United States, and 29% of our total assets were located outside of the United States. Our international operations are subject in varying degrees to greater business risks such as war, civil disturbances, adverse governmental actions, which may disrupt or impede operations and markets, restrict the movement of funds, impose limitations on foreign exchange transactions or result in the expropriation of assets, and economic and governmental instability. We may experience material adverse financial results within these markets if any of these events were to occur.

        For the three months ended March 31, 2003, 12% of our total revenues were derived from our Mexican operations, and 9% of our total assets were located in Mexico. The Mexican government has exercised and continues to exercise significant influence over many aspects of the Mexican economy. Accordingly, Mexican government actions could have a significant effect on our operations in Mexico. A significant portion of our sales in Mexico are to the Mexican government, which may not continue in the future. There can be no assurance that changes in the bidding, pricing or payment practices of the government will not change and affect the ability of our Mexican operations to win government contracts, maintain operating margins or collect on past sales to the government. In addition, our Mexican operations are subject to changes in the Mexican economy. For example, Mexico last experienced high double-digit inflation in 1995, and it may experience similar high inflation in the future. Future actions by the Mexican government, or developments in the Mexican economy and changes in Mexico's political, social or economic situation may adversely affect our operations in Mexico.

For the three months ended March 31, 2003, sales to the government of Mexico accounted for 6% of our total revenue. Any substantial decline in our sales to the government of Mexico, for any reason, would have an adverse effect on us.

        Sales to the government of Mexico accounted for 6% and 9% of our total revenues during each of the three months ended March 31, 2003 and March 31, 2002, and 7%, and 9% of our total revenues for the years ended 2002 and 2001, respectively. We have no long-term agreement with the government of Mexico and have no assurance that it will continue to purchase from us at any time in the future. The Mexican government has significantly reduced its hospital budget over the last several years and opened product bidding to more suppliers in order to reduce prices. As a result, we won fewer contracts and at lower prices than in prior years.

We may pursue transactions that may cause us to experience significant charges to earnings that may adversely affect our stock price and financial condition.

        We regularly review potential transactions related to technologies, products or product rights and businesses complementary to our business. These transactions could include mergers, acquisitions, strategic alliances, licensing agreements or co-promotion agreements. In the future, we may choose to enter into these transactions at any time. As a result of acquiring businesses or entering into other significant transactions, we have previously experienced, and will likely continue to experience, significant charges to earnings for merger and related expenses that may include transaction costs, closure costs or costs related to the write-off of acquired in-process research and development. These costs may also include substantial fees for investment bankers, attorneys, accountants and financial printing costs and severance and other closure costs associated with the elimination of duplicate or discontinued products, employees, operations and facilities. Although we do not expect these charges to have a material adverse effect upon our overall financial condition, these charges could have a material adverse effect on our results of operations for particular quarterly or annual periods and could possibly have an adverse impact upon the market price of our common stock.

We may make acquisitions of businesses. Inherent in this practice is a risk that we may experience difficulty integrating the businesses or companies that we have acquired into our operations, which would be disruptive to our management and operations.

        The merger of two companies involves the integration of two businesses that have previously operated independently. Difficulties encountered in integrating two businesses could have a material adverse effect on the operating results or financial condition of the combined company's business. As a result of uncertainty following a merger and during the integration process, we could experience disruption in our business or employee base. There is also a risk that key employees of a merged company may seek employment elsewhere, including with competitors, or that valued employees may be lost upon the elimination of duplicate functions. If we and our merger partner are not able to successfully blend our products and technologies to create the advantages the merger is intended to create, it may affect our results of operations, our ability to develop and introduce new products and the market price of our common stock. Furthermore, there may be overlap between our products or customers, and a merged company may create conflicts in relationships or other commitments detrimental to the integrated businesses.

We face risks related to foreign currency exchange rates, which could adversely affect our operations and reported results.

        We have significant operations in several countries, including the United States, Italy, Mexico and Lithuania. In addition, we make purchases and sales in a large number of other countries. As a result, our business is subject to the risks and uncertainties of foreign currency fluctuations. To the extent that we incur expenses in one currency but earn revenue in another, any change in the values of those foreign currencies relative to the U.S. dollar could cause our profits to decrease or our products to be less competitive against those of our competitors. To the extent that cash and receivables denominated in foreign currency are greater or less than our liquid liabilities denominated in foreign currency, we have foreign exchange exposure. In response to this exposure, we have entered into hedging transactions designed to reduce our exposure to the risks associated with euro (previously Italian lira) rate fluctuations, but those transactions cannot eliminate the risks entirely, and there can be no assurance that we will be able to enter into those transactions on economical terms, or at all, in the future.

We depend on key officers and qualified scientific and technical employees. The loss of key personnel could have a material adverse effect on us.

        We are highly dependent on the principal members of our management staff, the loss of whose services might impede the achievement of our development objectives. Although we believe that we are adequately staffed in key positions and that we will be successful in retaining skilled and experienced management, we cannot assure you that we will be able to attract and retain key personnel on acceptable terms. We do not have any employment agreements with any of our key executive officers, other than Marvin Samson, our President and Chief Executive Officer, and Jack E. Stover, our Executive Vice President, Finance, Chief Financial Officer, and Treasurer, and we do not maintain key person life insurance on the lives of any of our executives. If we lose the services of any of these executive officers, it could have a material adverse effect on us. Due to the specialized scientific nature of our business, we are also highly dependent upon our ability to continue to attract and retain qualified scientific and technical personnel. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to our product development programs. We face competition for personnel from other companies, academic institutions, government entities and other organizations.

In some circumstances, we may retroactively reduce the price of products which we have already sold. These price reductions may result in reduced revenues.

        In some circumstances including, for example, if we reduce our prices as a result of competition, we may issue to our customers credits and rebates for products that we have previously sold to them. These credits and rebates effectively constitute a retroactive reduction of the price of products already sold. Although we establish a reserve with respect to these potential credits and rebates at the time of sale, we cannot assure you that our reserves will be adequate.

In some circumstances, inventory levels maintained by our wholesalers may be in excess of underlying demand. These surpluses may result in increased product returns from our wholesalers or reduced product orders in the future, which may result in reduced revenues.

        A significant portion of our domestic pharmaceutical sales is made to wholesalers. As a result, our financial results are affected by fluctuations in the buying patterns of these major wholesalers and the corresponding changes in inventory levels maintained by these wholesalers. These changes may not reflect underlying demand.

Risks Related to Our Industry

Our industry is intensely competitive. The competition we encounter may have a negative impact on the prices we charge for our products, the market share of our products and our revenues and profitability.

        Significant competition exists in the generic drug business. We compete with:

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  the original manufacturers of the brand name equivalents of our generic products;

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  other generic drug manufacturers, including brand name companies that also manufacture generic drugs; and

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  manufacturers of new drugs that may compete with our generic drugs.

        Many of our competitors have substantially greater financial, research and development and other resources than we do. Consequently, many of our competitors may be able to develop products and processes competitive with, or superior to, our own. Furthermore, we may be unable to develop products that are differentiated from those of our competitors or successfully develop or introduce new products that are less costly or offer better performance than those of our competitors. If we are unable to compete successfully, our revenues and profitability will be adversely affected.

Brand name companies frequently take actions to prevent or discourage the use of generic drug products such as ours.

        Brand name companies frequently take actions to prevent or discourage the use of generic equivalents to their products including generic products, which we manufacture or market. These actions may include:

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  filing new patents on drugs whose original patent protection is about to expire;

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  developing patented controlled-release products or other product improvements;

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  mounting state-by-state initiatives for legislation that restrict the substitution of some generic drugs; and

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  increasing marketing initiatives, regulatory activities and litigation.

        Generally, no additional regulatory approvals are required for brand name manufacturers to sell directly, or through a third party, to the generic market. This facilitates the sale by brand name manufacturers of generic equivalents of their brand name products. If brand name manufacturers are successful in capturing a significant share of the generic market for our products, our revenues will be adversely affected.

Our revenues and profits from individual generic pharmaceutical products are likely to decline as our competitors introduce their own generic equivalents.

        Revenues and gross profits derived from generic pharmaceutical products tend to follow a pattern based on regulatory and competitive factors unique to the generic pharmaceutical industry. As the patents for a brand name product and the related exclusivity periods expire, the first generic manufacturer to receive regulatory approval for a generic equivalent of the product is often able to capture a substantial share of the market. However, as other generic manufacturers receive regulatory approvals for competing products, the market share and the price of that product will typically decline. In 1999, we began to market the first generic formulation of propofol to be sold in the United States. The introduction of additional generic equivalents may have an adverse effect on revenues from our products.

New developments by others could make our products or technologies obsolete or noncompetitive.

        Brand name manufacturers are constantly developing and marketing new pharmaceutical products which may be superior to our generic products for the therapeutic indications for which our products are marketed. These new products may render our products non-competitive or obsolete.

Legislative proposals, reimbursement policies of third parties, cost containment measures and health care reform could affect the marketing, pricing and demand for our products.

        Our ability to market our products depends, in part, on reimbursement levels for those products and for related treatment established by healthcare providers, including government authorities, private health insurers and other organizations, including health maintenance organizations and managed care organizations. Reimbursement may not be available for some of our products and, even if granted, may not be maintained. Limits placed on reimbursement could make it more difficult for people to buy our products, and reduce, or possibly eliminate, the demand for our products. We are unable to predict whether governmental authorities will enact additional legislation or regulations which will affect third party coverage and reimbursement, and ultimately reduce the demand for our products. In addition, the purchase of our products could be significantly influenced by the following factors:

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  trends in managed healthcare in the United States;

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  developments in health maintenance organizations, managed care organizations and similar enterprises; and

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  legislative proposals to reform healthcare and government insurance programs.

        These factors could result in lower prices and a reduced demand for our products, which would have a material adverse effect on us.

Federal regulation of arrangements between manufacturers of brand name and generic drugs could materially affect our business.

        On July 29, 2002 The Federal Trade Commission, or FTC, issued a report entitled "Generic Drug Entry Prior to Patent Expiration" which addressed, among other things, the use of agreements between brand name and generic drug manufacturers and other strategies used to delay competition from generic versions of patent-protected drugs. The report recommended legislation requiring brand name companies and first generic applicants to provide copies of certain agreements to the FTC, and also recommended the codification or clarification of certain court decisions concerning the 180-day exclusivity period applicable to first generic applicants. These recommendations, if adopted, could affect the manner in which generic drug manufacturers resolve intellectual property litigation with brand name pharmaceutical companies, and could result generally in an increase in private-party litigation against pharmaceutical companies. While we have not entered into any of these types of agreements, we cannot assure you that we will not do so in the future. The impact of the FTC's report, and the potential private-party lawsuits associated with arrangements between brand name and generic drug manufacturers is uncertain, and could have an adverse effect on our business.

The testing, marketing and sale of our products involves the risk of product liability claims by consumers and other third parties, and insurance against potential claims is expensive.

        As a manufacturer of finished dosage pharmaceutical products, we face an inherent exposure to product liability claims in the event that the use of any of our technology or products is alleged to have resulted in adverse effects. This exposure exists even with respect to those products that receive regulatory approval for commercial sale, as well as those undergoing clinical trials. While we have taken, and will continue to take, what we believe are appropriate precautions, we cannot assure you that we will avoid significant product liability exposure.

        In addition, as a manufacturer of APIs, we supply other pharmaceutical companies with APIs, which are contained in finished dosage pharmaceutical products. Our ability to avoid significant product liability exposure depends in part upon our ability to negotiate appropriate commercial terms and conditions with our customers and our customers' manufacturing, quality control and quality assurance practices. We may not be able to negotiate satisfactory terms and conditions with our customers.

        Although we maintain insurance for product liability claims, which we believe is in line with the insurance coverage carried by other companies in our industry, the insurance coverage may not be sufficient. In addition, adequate insurance coverage might not continue to be available at acceptable costs, if at all. Any product liability claim brought against us, whether covered by insurance or not, and the resulting adverse publicity, could have a material adverse effect on us.

Our business involves hazardous materials and may subject us to environmental liability, which would seriously harm our financial condition.

        Our business involves the controlled storage, use and disposal of hazardous materials and biological hazardous materials. We are subject to numerous environmental regulations in the jurisdictions in which we operate. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation in each of our locations, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and the liability could exceed our resources. Current or future environmental laws or regulations may substantially and detrimentally affect our operations, business and assets. We maintain liability insurance for some environmental risks which our management believes to be appropriate and in accordance with industry practice. However, we may incur liabilities beyond the limits or outside the coverage of our insurance and may not be able to maintain insurance on acceptable terms.

Risks Related to Our Common Stock

An existing stockholder owns approximately 19% of our common stock, which may allow him to influence stockholder votes.

        Carlo Salvi, Vice Chairman of our board of directors, currently beneficially owns approximately 19% of our outstanding shares of common stock. In addition, pursuant to a shareholder's agreement, Rakepoll Finance, N.V., an entity controlled by Mr. Salvi, is entitled to nominate up to three of our directors (one of whom, however, must be an independent director), who in turn are entitled to nominate, jointly with two of our management directors (one of whom must be an independent director), five additional directors. The consent of the Rakepoll Finance nominated directors is required for us to take certain actions, such as a merger or sale of all or substantially all of our business or assets and certain issuances of securities. As a result of his ownership of our common stock, Mr. Salvi may be able to control substantially all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

A number of internal and external factors have caused and may continue to cause the market price of our common stock price to be volatile, which may affect your ability to sell the stock at an advantageous price.

        The market price of the shares of our common stock, like that of the common stock of many other pharmaceutical companies, has been and is likely to continue to be highly volatile. For example, the market price of our common stock has fluctuated during the past twelve months between $13.04 per share and $22.44 per share and may continue to fluctuate. Therefore, especially if you have a short-term investment horizon, the volatility may affect your ability to sell your stock at an advantageous price. Market price fluctuations in our stock may be due to acquisitions or other material public announcements, along with a variety of additional factors including, without limitation:

  •
  new product introductions;

  •
  the purchasing practices of our customers;

  •
  changes in the degree of competition for our products;

  •
  the announcement of technological innovations or new commercial products by us or our competitors;

  •
  changes in governmental regulation affecting our business environment;

  •
  regulatory issues, including but not limited to, receipt of product approvals from the FDA, compliance with FDA or other agency regulations, or the lack or failure of either of the foregoing;

  •
  the issuance of new patents or other proprietary rights;

  •
  the announcement of earnings;

  •
  the loss of key personnel;

  •
  litigation or threats of litigation; and

  •
  political developments or proposed legislation in the pharmaceutical or healthcare industries.

        These and similar factors have had, and could in the future have, a significant impact on the market price of our common stock. Some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome or the merits of the action, it could result in substantial costs and a diversion of our management's attention and resources. This could have a material adverse effect on us.

The market price of our common stock may drop significantly when our existing stockholders sell their stock.

        If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock may decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of March 31, 2003, we had 117,760,953 shares of common stock outstanding. Mr. Salvi, who beneficially owns 22,365,790 shares of our common stock as of March 31, 2003, may sell his shares in the public market at any time, subject to certain exceptions, as well as applicable limitations under Rule 144. We have entered into registration rights agreements with Rakepoll Finance N.V. that entitle it to have 21,000,000 of the 21,765,472 shares of common stock registered pursuant to separate registration statements. All remaining shares held by our existing stockholders are eligible for immediate public sale if they were or are registered under the Securities Act of 1933 or are sold in accordance with Rule 144. In addition, we have entered into registration rights agreements with some of our existing stockholders that entitle them to have 323,052 shares of common stock registered for sale in the public market.

        We have entered into an agreement with Sankyo Company, Ltd., pursuant to which Sankyo may exchange 170,388 shares of its 340,776 shares of Series A Preferred Stock issued by Metabasis Therapeutics, Inc., into shares of our common stock within 30 days after January 10 of each of the years 2004 and 2005. The number of shares of our common stock exchangeable for the Metabasis preferred stock is determined pursuant to a formula based on the number of shares of Metabasis preferred stock being exchanged multiplied by a fraction, the numerator of which is $7.09 and the denominator of which is the average closing price of our common stock for a 20 trading day period prior to the date of Sankyo's notice of exercise. It is not possible to determine the exact exchange ratio until Sankyo exercises its exchange right since the formula is partially based on the price trading levels of our common stock. We are obligated to register our shares of common stock issued on exchange of the Metabasis preferred stock as soon as practicable following the exchange.

Since we have not paid cash dividends on our common stock, investors must look to stock appreciation for a return on their investment in us.

        We have never paid cash dividends on our common stock, and presently intend to retain earnings for the development of our businesses. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Thus, investors should only look to appreciation in the value of their shares for a return on their investment.

We have enacted a Stockholder Rights Plan and charter provisions that may have anti-takeover effects.

        Our Restated Certificate of Incorporation and Bylaws include provisions that could discourage potential takeover attempts and make attempts by our stockholders to change management more difficult. The approval of 66 2/3% of our voting stock is required to approve certain transactions and to take certain stockholder actions, including the calling of a special meeting of stockholders and the amendment of any of the anti-takeover provisions contained in our Certificate of Incorporation. We also have a stockholder rights plan, the effect of which may also deter or prevent takeovers. These rights will cause a substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors and may have the effect of deterring hostile takeover attempts.

ADDITIONAL OR UPDATED RISK FACTORS

        Prior to making an investment decision with respect to the common stock offered hereby, you should also carefully consider any specific factors set forth under a caption "Risk Factors" in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or the prospectus supplement or incorporated by reference into this prospectus.

FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus, including the above risk factors section, contains forward-looking statements that involve risks and uncertainties within the meaning of Section 27A of the Securities Act of 1933. These statements are only predictions and you should not unduly rely on them. Our actual results could differ materially from those anticipated in these forward-looking statements made or incorporated by reference in this prospectus as a result of a number of factors, including the risks faced by us described below and elsewhere in this prospectus, including risks and uncertainties in:

  •
  obtaining and maintaining regulatory approval;

  •
  market acceptance of and continuing demand for our products;

  •
  the attainment of patent protection for any of these products;

  •
  the impact of competitive products, pricing and reimbursement policies;

  •
  our ability to obtain additional financing to support our operations;

  •
  the continuation of our corporate collaborations; and

  •
  changing market conditions and other risks detailed below.

        We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

        You should read and interpret any forward-looking statements together with the following documents:

  •
  our most recent Annual Report on Form 10-K;

  •
  our recent Quarterly Reports on Form 10-Q;

  •
  our recent Current Reports on Form 8-K;

  •
  the risk factors contained in this prospectus under the caption "Risk Factors"; and

  •
  our other filings with the SEC.

        Any forward-looking statement speaks only as of the date on which that statement is made. Unless required by U.S. federal securities laws, we will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of common stock by the selling stockholders in the offering.

ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

        In April 1997, we entered into an agreement with Sankyo Company, Ltd., or Sankyo, to collaborate on a research program to discover and develop drugs for the treatment of non-insulin dependent (Type II) diabetes. In connection with the agreement, Sankyo made a payment of $7.25 million in exchange for approximately 8% of the equity of Metabasis Therapeutics, Inc., or Metabasis.

        We entered into an Amended and Restated Investors Rights Agreement dated July 18, 2000 with Metabasis and Sankyo pursuant to which Sankyo has the right to exchange up to 20% of its 851,939 shares of Series A Preferred Stock of Metabasis into shares of SICOR common stock per year, for a five-year period beginning January 10, 2001. The number of shares of our common stock exchangeable for the Metabasis preferred stock is determined pursuant to a formula based on the number of shares of Metabasis preferred stock being exchanged multiplied by a fraction, the numerator of which is $7.09 and the denominator of which is the average closing price of our common stock for a 20 trading day period prior to the date of Sankyo's notice of exercise. It is not possible to determine the exact exchange ratio until Sankyo exercises its exchange right since the formula is partially based on the price trading levels of our common stock. We are obligated to register our shares of common stock issued on exchange of the Metabasis preferred stock as soon as practicable following the exchange. To date, Sankyo has exercised its right to convert 511,163 shares of Series A Preferred Stock of Metabasis for 253,052 shares of our common stock.

        On July 25, 2001, we acquired all the outstanding stock of Gatio Investments B.V., a holding company which is the sole owner of Sicor Biotech, in exchange for 1,500,000 shares of our common stock. We acquired Gatio Investments B.V. and SICOR Biotech from Bio-Rakepoll N.V., a wholly-owned subsidiary of Rakepoll Finance. Carlo Salvi, Vice Chairman of our board of directors, is indirectly the majority owner of Rakepoll Finance. A committee composed of two of our independent directors approved the acquisition.

        On March 18, 2003, Rakepoll Finance transferred an aggregate of 1,350,000 of the 1,500,000 shares of our common stock to four of its shareholders: Vladas Algirdas Bumelis, Vytautas Naktinis, Viktoras Butkus and Eugenijus Arvydas Janulaitis. Drs. Bumelis and Naktinis are officers of SICOR Biotech.

INCOME TAX CONSIDERATIONS

        You should consult your tax advisor about the income tax issues and the consequences of holding and disposing of our common stock.

SELLING STOCKHOLDERS

        As of June 30, 2003 there were six selling stockholders, as set forth below. Share ownership information is based solely upon either information furnished to us or reports furnished to us by the respective individuals or entities, as the case may be, pursuant to the rules of the Commission:

Selling Stockholders	Shares of Common Stock Held as a Result of the Private Placements	Other Shares of Common Stock Owned(1) Prior to and to be Owned Subsequent to the Completion of Offering		% of Common Stock to be Held After Sale
Sankyo Company, Ltd.(2)	253,052	0		*
Vladas Algirdas Bumelis(3)	729,000	20,109	(4)	*
Vytautas Naktinis(5)	256,500	12,568	(4)	*
Viktoras Butkus	182,250	0		*
Eugenijus Arvydas Janulaitis	182,250	0		*
Bio-Rakepoll N.V. (6)(7)	150,000	0		*

*
Less than one percent.

(1)
Includes shares of common stock owned by the selling stockholders which are not covered by this Prospectus.

(2)
Sankyo has the right to convert its shares of Metabasis into a variable number of shares of our common stock based on a formula defined in an agreement between us and Sankyo. Additional shares of our common stock issuable on conversion of Sankyo's Metabasis interest are not included in this table. See "Issuance of Common Stock to Selling Stockholders" above.

(3)
Dr. Bumelis is an officer of Sicor Biotech.

(4)
The amounts shown include shares which may be acquired currently or within 60 days after June 30, 2003, through exercise of options as follows: Dr. Bumelis, 20,109 shares; Dr. Naktinis, 12,568 shares.

(5)
Dr. Naktinis is an officer of Sicor Biotech.

(6)
Bio-Rakepoll N.V. is a wholly-owned subsidiary of Rakepoll Finance, which is a majority-owned direct subsidiary of Korbona Industries Ltd., which is wholly owned by Carlo Salvi.

(7)
Mr. Salvi, Vice Chairman of our board of directors, currently beneficially owns approximately 19% of our outstanding shares of common stock. In addition, pursuant to a shareholder's agreement, Rakepoll Finance, N.V., an entity controlled by Mr. Salvi, is entitled to nominate up to three of our directors (one of whom, however, must be an independent director), who in turn are entitled to nominate, jointly with two of our management directors (one of whom must be an independent director), five additional directors. The consent of the Rakepoll Finance nominated directors is required for us to take certain actions, such as a merger or sale of all or substantially all of our business or assets and certain issuances of securities. As a result of his ownership of our common stock, Mr. Salvi may be able to control substantially all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

        Beneficial ownership is determined in accordance with the rules of the Commission. For purposes of calculating the number of shares and the percentage beneficially owned by a person or entity, shares of common stock issuable by us to that person or entity pursuant to options which may be exercised within 60 days after June 30, 2003 are deemed to be beneficially owned and outstanding. For purposes of computing the percentage of outstanding shares of common stock held by each person or entity, any shares which that person or entity has the right to acquire on or before August 29, 2003 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated and subject to community property laws, we believe each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholder's name.

PLAN OF DISTRIBUTION

        The shares are being offered on behalf of the selling stockholders, and we will not receive any proceeds from the offering. The selling stockholders may offer the common stock:

  •
  directly to purchasers,

  •
  to or through underwriters,

  •
  through dealers, agents or institutional investors, or

  •
  through a combination of such methods.

        Regardless of the method used to sell the common stock, to the extent necessary, we will provide a prospectus supplement that will disclose:

  •
  the identity of any underwriters, dealers, agents or investors who purchase the common stock,

  •
  the material terms of the distribution, including the number of shares sold and the consideration paid,

  •
  the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents,

  •
  the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws, and

  •
  the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of our common stock.

        All expenses (estimated to be $66,000) of the registration of the common stock covered by this prospectus will be borne by us pursuant to preexisting agreements, except that we will not pay any selling stockholder's underwriting discounts or selling commissions.

        We have agreed to indemnify the selling stockholders against certain liabilities in connection with this registration, including liabilities under the Securities Act.

        In order to comply with certain states' securities laws, if applicable, the common stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Pillsbury Winthrop LLP, San Francisco, California. A member of the law firm of Pillsbury Winthrop LLP owns 10,000 shares of common stock, and has an option to acquire an additional 25,000 shares of common stock.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual report on form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Office of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains our SEC filings and reports, proxy and information statements and other information regarding us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information and reports we file with it. This means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that we incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference the documents listed below and any future filings we make with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any filings thereafter and prior to the termination of the offering with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  (a)
  our Annual Report on Form 10-K for the year ended December 31, 2002;

  (b)
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

  (c)
  the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on April 27, 1990; and

  (d)
  the description of our preferred stock purchase rights for Series I Participating Preferred Stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed with the SEC on March 20, 1992, as amended by a Form 8-A/A filed with the SEC on July 25, 2001.

        We have also filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933 that registers the common stock that the selling stockholders are offering. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and our common stock.

        You may request a copy of these filings at no cost (other than exhibits unless such exhibits are specifically incorporated by reference therein) by writing or telephoning us at the following address and telephone number:

                      Investor Relations Department
                      SICOR Inc.
                      19 Hughes
                      Irvine, California 92618
                      (949) 455-4879

1,753,052 Shares

Common Stock

SICOR Inc.

P R O S P E C T U S

                        , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

To be Paid by the Registrant
SEC registration fee	$3,025
NASD filing fee	22,500
Blue Sky fees and expenses	1,000
Accounting fees and expenses	10,000
Legal fees and expenses	20,000
Registrar and transfer agent's fees	5,000
Miscellaneous fees and expenses	4,475
Total	$66,000

Item 15. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law, or DGCL, permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of our Board of Directors and our stockholders, we have entered into separate indemnification agreements with our directors, officers and certain employees which require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors' and officers' insurance, if available on reasonable terms.

        These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

        We have obtained liability insurance for the benefit of our directors and officers.

Item 16. Exhibits.

        The following exhibits are filed with this Registration Statement:

Exhibit No.		Description of Exhibit
4.2	(1)	Stock Purchase Agreement by and among Rakepoll Finance N.V., Bio-Rakepoll N.V., Biotechna U.A.B., Gatio Investments B.V., and SICOR Inc. dated as of July 24, 2001.
4.3		Amended and Restated Investors Rights Agreement dated July 18, 2000 by and between Metabasis and the investors listed on Exhibit A thereto and Sankyo Company, Ltd.
5.1		Opinion of Pillsbury Winthrop LLP
23.1		Consent of Ernst & Young LLP, Independent Auditors
23.2		Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1)
24.1		Power of Attorney (included in the Signature Page contained in Part II of this Registration Statement)

(1)
Incorporated by reference to Exhibit 10.2 of our Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2001 (File No. 0-18549).

Item 17.    Undertakings.

A.    We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.    We hereby undertake to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D.    We hereby undertake that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California on July 17, 2003.

SICOR INC.
By:	/s/ MARVIN SAMSON Marvin Samson President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Marvin Samson and Wesley N. Fach and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ MARVIN SAMSON Marvin Samson	President and Chief Executive Officer (Principal Executive Officer) and Director	July 17, 2003
/s/ JACK E. STOVER Jack E. Stover	Vice President, Finance, Chief Financial Officer and Treasurer	July 17, 2003
/s/ DAVID C. DREYER David C. Dreyer	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	July 17, 2003
/s/ DONALD E. PANOZ Donald E. Panoz	Chairman of the Board of Directors	July 17, 2003
Carlo Salvi	Vice Chairman of the Board of Directors	July , 2003
/s/ LEE BURG Lee Burg	Director	July 17, 2003

/s/ MICHAEL D. CANNON Michael D. Cannon	Director	July 17, 2003
/s/ MICHAEL D. CASEY Michael D. Casey	Director	July 17, 2003
/s/ HERBERT J. CONRAD Herbert J. Conrad	Director	July 17, 2003
/s/ J. SANFORD MILLER J. Sanford Miller	Director	July 17, 2003
/s/ JOHN J. ROBERTS John J. Roberts	Director	July 17, 2003
/s/ CARLO RUGGERI Carlo Ruggeri	Director	July 17, 2003

INDEX TO EXHIBITS

Exhibit No.		Description of Exhibit
4.2	(1)	Stock Purchase Agreement by and among Rakepoll Finance N.V., Bio-Rakepoll N.V., Biotechna U.A.B., Gatio Investments B.V., and SICOR Inc. dated as of July 24, 2001.
4.3		Amended and Restated Investors Rights Agreement dated July 18, 2000 by and between Metabasis and the investors listed on Exhibit A thereto and Sankyo Company, Ltd.
5.1		Opinion of Pillsbury Winthrop LLP
23.1		Consent of Ernst & Young LLP, Independent Auditors
23.2		Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1)
24.1		Power of Attorney (included in the Signature Page contained in Part II of this Registration Statement)

(1)
Incorporated by reference to Exhibit 10.2 of our Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2001 (File No. 0-18549).

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TABLE OF CONTENTS
RISK FACTORS
ADDITIONAL OR UPDATED RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS
INCOME TAX CONSIDERATIONS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS